Exhibit 4.7

CERTIFICATE OF TRUST

OF

JPMORGAN CHASE CAPITAL XVII

THIS CERTIFICATE OF TRUST of JPMorgan Chase Capital XVII (the “Trust”), dated as of July 29, 2004, is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, etseq.).

1. Name. The name of the statutory trust formed hereby is JPMorgan Chase Capital XVII.

2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust as of the date first-above written.

THE BANK OF NEW YORK (DELAWARE)
as Delaware Trustee

By:	/S/ KRISTINE K. GULLO
Name: Kristine K. Gullo
Title: Assistant Vice-President

DINA DUBLON, as Administrative Trustee

/S/ DINA DUBLON

DAVID EDELSON, as Administrative Trustee

/S/ DAVID EDELSON